Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the date that this Agreement is fully executed between Azenta, Inc. (the “Company”) and John Marotta (“Executive”) (collectively, the Company and Executive, are the “Parties”).

WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.          Employment Term. Executive’s employment with the Company under this Agreement will commence on or about September 9, 2024 (the “Start Date”) and will continue until terminated in accordance with Section 4. The period of time from the Start Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is hereafter referred to as the “Employment Term.”

2.           Position and Reporting.

(a)     Title; Duties. During the Employment Term, Executive shall serve as the Company’s President and Chief Executive Officer (the “CEO”), reporting directly to the Board of Directors of the Company (the “Board”). In addition, subject to Board approval, Executive shall be appointed to the Board. During the Employment Term, Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities commensurate with those of CEO on behalf of the Company and its Affiliates as may be assigned from time to time by the Board. During the Employment Term, Executive shall, for no additional compensation, provide services to and/or serve as an officer of, such other Affiliates of the Company as the Board may request from time to time. For purposes of this Agreement, “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest. Upon Executive’s separation of employment for any reason, Executive will immediately resign from all Company boards, offices and other committees on which Executive sits effective as of Executive’s separation date and Executive shall execute all documentation requested by the Company to effect such resignations.

(b)    Outside Activities. During the Employment Term, Executive shall devote Executive’s full business time and Executive’s best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Executive’s duties and responsibilities hereunder; provided, however, Executive will be permitted to (a) make passive personal investments, serve on boards of directors for non-profit entities, and perform reasonable volunteer services (including without limitation engaging in or performing professional, religious, teaching, non‑profit, charitable and/or civic activities or services), so long as such investments, activities and services do not create a conflict of interest with respect to Executive’s obligations to the Company; and (b) subject to the approval of the Board, serve on one “for profit” board of directors so long as such ownership, activities and service do not materially interfere with Executive’s performance of Executive’s duties.

(c)   Place of Performance. Executive’s primary office shall be at the Company’s principal executive office currently located in Burlington, Massachusetts; provided that, Executive shall be required to travel on Company business during the Employment Term.

3.           Compensation.

(a)     Base Salary. During the Employment Term, Executive’s annual base salary (the “Base Salary”) will be $900,000 per year. The Base Salary shall be payable in accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions.

(b)    Bonus. Commencing fiscal year 2025, Executive will be eligible to receive an annual bonus (the “Bonus”) in accordance with the annual bonus program adopted by the Company from time-to-time with a target bonus opportunity equal to 110% of Executive’s Base Salary (the “Target Bonus). For the avoidance of doubt, the Target Bonus is a target bonus opportunity and the actual amount of Bonus payable may be more or less than the Target Bonus, based on actual performance of Executive and the Company, and other factors established by the Board from time-to-time in its discretion. Executive must be employed by the Company and not have provided notice of intent to resign under Section 4(e) on the applicable date of payment in order to earn and receive any Bonus.

(c)    FY 2024 Long-Term Incentive. Subject to Board approval, Executive will become a participant in the Company’s Long Term Incentive Plan (“LTIP”) for the fiscal years 2024-2026 (the “FY 2024 Award”). The FY 2024 Award will have a value of $604,167 of which (a) 75% of the value will be in performance share units (“PSUs”) that will vest upon the achievement of the performance goals previously established by the Board; and (b) 25% of the value will be in restricted stock units (“RSUs”) which will vest, subject to Executive’s continued employment through each applicable vesting date, in one-third (1/3) annual installments commencing on the first (1st) anniversary of the Start Date and each anniversary thereafter. Notwithstanding anything to the contrary, the FY 2024 Award shall be subject to the terms and conditions of the LTIP and an award agreement provided by the Company.

(d)    FY 2025 Long-Term Incentive. Subject to approval by the Board and provided Executive remains employed through the date of grant, in November 2024, Executive will become a participant in the Company’s LTIP for the fiscal years 2025-2027 (the “FY 2025 Award”). The FY 2025 Award will have a value of $7,250,000 and will be allocated as follows: (a) 75% in PSUs based on a three (3) year performance period with the performance goals to be established by the Board at the time of grant; and (b) 25% in RSUs which will vest, subject to Executive’s continued employment through each applicable vesting date, in one-third (1/3) annual installments commencing on the first (1st) anniversary of the date of grant and each anniversary thereafter. Notwithstanding anything to the contrary, the FY 2025 Award shall be subject to the terms and conditions of the LTIP and an award agreement provided by the Company.

(e)    Benefits. Executive will be eligible to participate in all benefit plans made available to the Company’s senior executive officers generally in accordance with the terms and conditions of the applicable plans and policies, as may be in effect from time to time. Please note that benefits may be modified or terminated at the Company’s sole discretion, and do not impact Executive’s status as an at-will employee.

(f)    Expenses. The Company will pay or reimburse Executive for reasonable and customary business expenses incurred by Executive during employment with the Company, subject to all terms and conditions of the Company’s expense policies in effect from time to time.

4.          Termination of Employment. The Company or Executive may terminate Executive’s employment pursuant to this Section 4. Upon any termination of Executive’s employment, the Company shall have no further obligations to Executive under this Agreement other than for payment of any accrued but unpaid Base Salary earned through the date of termination, properly incurred but unreimbursed business expenses in accordance with Section 3(f), subject to the applicable Company’s policies, any other amount arising from such Executive’s participation in the Company’s employee benefit plans that are accrued and earned through the date of termination (and payable under the terms of such plan), and severance and other payments, if any, required under Section 5. Rights and benefits of Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(a)     Death. Executive’s employment will terminate upon Executive’s death.

(b)    Disability. The Company may terminate Executive’s employment by reason of Executive’s becoming subject to a Disability upon the Company providing thirty (30) days’ prior written notice to Executive of its intention to terminate Executive’s employment due to Executive’s Disability. For purposes of this Agreement, “Disability” means Executive is unable to perform the essential functions of Executive’s position, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one-hundred and eighty (180) non-consecutive calendar days within any rolling twelve (12) month period.

(c)    Cause. The Company may immediately terminate Executive’s employment under this Agreement for “Cause” with written notice to Executive. For purposes of this Agreement, “Cause” means, the good faith determination by the Company of any of the following: (i) Executive’s engaging in any acts of fraud, theft, or embezzlement involving the Company or its Affiliates; (ii) Executive’s willful or gross neglect of, or repeated refusal or willful failure to perform the material duties or responsibilities of Executive’s position; (iii) Executive’s engaging in any willful material act of dishonesty in connection with Executive’s responsibilities to the Company and/or any of its Affiliates; (iv) Executive’s indictment, including any plea of guilty or nolo contendere, of any felony or crime of moral turpitude which the Board reasonably determines is relevant to Executive’s position with the Company or is damaging to the reputation or business of the Company or its Affiliates; (v) any conduct or omission which could reasonably be expected to, or which does, cause the Company or any of its Affiliates public disgrace, disrepute or economic harm; (vi) Executive’s material violation of any written policies or procedures of the Company or its Affiliates; (vii) Executive being found liable in any SEC or other civil or criminal securities law action, or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); and/or (viii) Executive’s breach of any of the material terms of this Agreement or any other written agreement with the Company or its Affiliates. The Company cannot terminate Executive’s employment for Cause pursuant to subsections (vi) or (viii) unless it has provided written notice to Executive of the existence of the circumstances constituting Cause and such circumstances are not cured within fifteen (15) days from the date on which such notice is provided if such conduct is curable as reasonably determined by the Company.

(d)    Without Cause. The Company may immediately terminate Executive’s employment without Cause with written notice to Executive.

(e)    Resignation without Good Reason. Executive may resign Executive’s employment without Good Reason on ninety (90) days’ prior written notice to the Company; provided however, that the Company may waive all or part of such notice period in its sole discretion without any compensation.

(f)    Resignation for Good Reason. Executive may voluntarily terminate Executive’s employment hereunder at any time for Good Reason (defined herein) in accordance with the below. For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following conditions: (i) a material breach of this Agreement by the Company; (ii) a change in Executive’s title or a material diminution of Executive’s duties, responsibilities or authority described in Section 2 resulting in duties, responsibilities or authority in material respects inconsistent with the duties, responsibilities or authority of the role of President and Chief Executive Officer of the Company; (iii) a reduction of Executive’s Base Salary (other than as part of an across-the-board reduction of senior executives of the Company); (iv) the relocation of Executive’s primary office to a location more than sixty (60) miles from the Company’s headquarters in Burlington, Massachusetts; or (v) any requirement Executive report to someone other than the Board. Executive cannot terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate employment for Good Reason within forty five (45) days of the expiration of the applicable cure period, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such occurrence.

5.           Payments on Termination.

(a)    Severance Outside of a Change in Control Window. Subject to Sections 5(c) and 6, in the event the Company terminates Executive without Cause pursuant to Section 4(d) or Executive terminates for Good Reason pursuant to Section 4(f), in each case outside of the Change in Control Window (as defined below), then the Company shall pay or provide to Executive, in addition to any amounts payable under Section 4, separation benefits as follows (collectively the “Normal Separation Benefits”):

(i)    Severance payments in the form of continued base salary, at Executive’s Base Salary as then in effect (but disregarding any reduction in Base Salary that gives rise to any termination by Executive for Good Reason), for the twelve month (12) period (the “Normal Severance Period”) following the effective date of Executive’s termination (the “Termination Date”). If Executive is unable to find a comparable position and subject to Executive’s good faith efforts to obtain subsequent employment, the Company shall continue to pay Executive’s current base salary for the earlier of (x) the date on which Executive obtains subsequent employment; and (y) the two year anniversary of the Termination Date (the “Extended Severance Period”) it being understand that any amounts received by Executive during the Extended Service Period in connection with any consulting or advisory fees shall reduce the Company’s obligations on a dollar for dollar basis. All payments made during the Normal Severance Period and the Extended Severance Period, if any, will be paid pursuant to the Company’s payroll schedule then in effect commencing on the first payroll date following the sixtieth (60th) day following the Termination Date, with such first installment to include and satisfy all installments that would have otherwise been made up to such date assuming for such purpose that the installments had commenced on the first payroll date following the Termination Date.

(ii)    An amount equal to the Target Bonus, prorated for the number of days that Executive was actually employed by the Company in the fiscal year in which the Termination Date occurs, and payable in a single lump sum on the first payroll date following the sixtieth (60th) day following the Termination Date.

(iii)    If an Executive elects COBRA coverage, then the Company will directly pay or reimburse such Executive for the monthly COBRA premiums paid by such Executive for Executive and Executive’s eligible dependents at the same level of contribution as current active employees until the eighteen (18) month anniversary of the Termination Date (if termination is without Cause or for Good Reason), or such earlier date that such Executive is eligible for health coverage with a subsequent employer. Executive agrees to notify the Company promptly if Executive becomes eligible to enroll in the plans of another employer or if Executive or any of Executive’s dependents cease to be eligible to continue participation in the Company’s plans through COBRA.

Notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall Executive be entitled to severance benefits under this Section 5(a) if benefits are payable under Section 5(b) or under any other plan or arrangement.

(b)    Severance Inside of a Change in Control Window. Subject to Sections 5(c) and 6, in the event Executive is terminated without Cause pursuant to Section 4(d) or Executive terminates for Good Reason pursuant to Section 4(f), in each case within twelve (12) months following a Change in Control (as defined below) (the “Change in Control Window”), then the Company shall pay or provide to Executive, in addition to any amounts payable under Section 4, separation benefits as follows (collectively the “CIC Separation Benefits”):

(i)    A severance payment (“CIC Severance”) equal to the product of (a) two (2), multiplied by (b) the sum of Executive’s Base Salary plus Target Bonus. The CIC Severance will be paid in a single lump sum on the first payroll date following the sixtieth (60th) day following the Termination Date.

(ii)    An amount equal to the Target Bonus, prorated for the number of days that Executive was actually employed by the Company in the fiscal year in which the Termination Date occurs, and payable in a single lump sum on the first payroll date following the sixtieth (60th) day following the Termination Date.

(iii)    An amount equal to the cost of the premiums that would have been paid by the Company to provide health coverage for Executive and Executive’s eligible dependents under the Company’s health plan(s) for the two (2) year period following the Termination Date, payable in a single lump sum on the first payroll date following the sixtieth (60th) day following the Termination Date.

Notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall Executive be entitled to severance benefits under this Section 5(b) if benefits are payable under Section 5(a) or under any other plan or arrangement.

(c)   Requirement of Release. As a condition precedent to receiving any Normal Separation Benefits or CIC Separation Benefits, Executive must execute (without revocation) a separation agreement in a form provided by the Company (the “Release”), which Release shall include, among other things, a general release of claims against the Company and its Affiliates. The Release must be effective and irrevocable prior to the sixtieth (60th) day following the Termination Date. If Executive fails to execute the Release pursuant to this subsection, Executive shall forfeit and not be entitled to any Separation Benefits or CIC Separation Benefits.

(d)    Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the Company consummates a transaction that constitutes a “change in ownership” or a “change in the ownership of substantial assets” of the Company as defined in Treasury Regulation Section 1.409A-3(i)(5), as further defined in subsections (i) and (ii) below.

(i)

A “change in ownership” of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires equity interest of the Company that, together with the equity interest held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the Company, provided, however, that it shall not be considered a Change in Control if one or more of the members in the Company as of the date of this Agreement acquire additional equity interest in the Company.

(ii)

A “change in the ownership of substantial assets” of the Company shall occur on the earlier date that: (x) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; and (y) the Company undergoes a merger, reorganization or other consolidation in which the members representing all of the voting power of the Company immediately prior to such merger, reorganization or consolidation own less than 50% of the surviving entity’s voting power immediately after the transaction.

6.           Section 409A.

(a)    General Compliance. This Agreement is intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)     Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

7.           Section 280G. Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply:

(a)     280G Cutback. If it is determined that part or all of the compensation and benefits payable to Executive (whether pursuant to the terms of this Agreement or otherwise) before application of this Section 7 would constitute “parachute payments” under Section 280G of the Code (“Section 280G”, and the payment thereof would cause Executive to incur an excise tax under Section 4999 of the Code, then the amounts otherwise payable to or for the benefit of Executive pursuant to this Agreement (or otherwise) that, but for this Section 7 would be “parachute payments,” (referred to below as the “Total Payments”) shall either (i) be reduced so that the present value of the Total Payments to be received by Executive will be equal to three times the “base amount” (as defined under Section 280G of the Code), less $1,000 (the “280G Cap”), or (ii) paid in full, whichever produces the better after-tax position to Executive (taking into account all applicable taxes, including but not limited to the excise tax under Section 4999 of the Code and any federal and state income and employment taxes). Any required reduction under clause (i) above shall be made in a manner that maximizes the net after-tax amount payable to Executive, as reasonably determined by the Consultant (as defined below).

(b)    280G Determinations. All determinations required under this Section 7 shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is reasonably acceptable to Executive. The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to Executive that may be used by Executive to file Executive’s federal tax returns.

(c)    Reductions in Payments. To the extent a reduction is required under this Section 7, the Company shall reduce or eliminate payments in accordance with this Section 7 and in a manner consistent with Section 409A of the Code. Any reduction in payments shall occur first with respect to awards that are not subject to Section 409A in the following order: (a) reduction of cash payments, beginning with payments scheduled for the latest distribution date; (b) reduction of vesting acceleration of equity awards; and (c) reduction of other benefits paid or provided to Executive. If after the reduction to zero of the payments described in the preceding sentence, further reductions are required under this Section 7, the Company shall reduce all payments subject to Section 409A of the Code on a pro-rata basis (but not below zero). This Section 7 shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlement to any payments or benefits.

(d)     No Liability. Nothing shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability under Section 4999 of the Code.

8.          Other Agreements; Recoupment. As a condition of Executive’s employment, Executive is required to sign and comply with the terms and conditions of the Employee Non-Solicitation and Proprietary Information Agreement (in such form to be provided by the Company). Notwithstanding any other provisions in this Agreement to the contrary, Executive agrees and acknowledges that any incentive-based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, shall be subject to the Company’s clawback or recoupment policies, as such policies shall be adopted, and from time to time amended, by the Board and/or the Compensation Committee.

9.          Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity (other than any such agreement with any Affiliate or predecessor of the Company) and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10.       Survival. Executive acknowledges and agrees that Sections 5-12 of this Agreement shall survive the separation of Executive’s employment for any reason.

11.        Severability. The Parties intend for this Agreement to be enforced as written. However, if any section or portion of a section of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, (a) then the remainder of this Agreement, or the application of such section or portion of such section in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each section or portion of such section of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and/or (b) because of the scope of a section or portion of such section is found to be unreasonable, the Company and Executive agree that the court making such determination shall have the power to “blue-pencil” the Agreement as necessary to make it reasonable in scope; and in its reduced or blue-penciled form such section or portion of such section shall then be enforceable and shall be enforced.

12.        Miscellaneous.

(a)    Deductions and Withholding. Executive agrees that the Company and/or its Affiliates shall withhold from any and all compensation paid to or required to be paid to Executive pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of Executive’s coverage under applicable employee benefit plans.

(b)    Integration. This Agreement (and such other documents referred to herein) embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)    Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. Executive’s rights and obligations under this Agreement may not be assigned by Executive without the prior written consent of the Company.

(d)    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)   Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

(f)   Choice of Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction). Jurisdiction and venue for any claim or causes of action arising under this Agreement shall be exclusively in the courts located in Middlesex County, Massachusetts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EXECUTIVE AND THE COMPANY HEREBY WAIVE AND COVENANT THAT EXECUTIVE AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR EXECUTIVE MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND EXECUTIVE, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(g)    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

AZENTA, INC. By: /s/ Frank E. Casal Frank E. Casal Title: Chairman of the Board of Directors Dated: September 3, 2024 EXECUTIVE /s/ John Marotta John Marotta Dated: September 2, 2024

[Signature Page to Employment Agreement]